Exhibit 99.1

                            NEW FRONTIER ENERGY, INC.
                     P.O. Box 298, Littleton, CO 80160-0298

                                                          TEL:   303-730-9994
                                                          FAX:   303-730-9985

February 17, 2006

Dear Shareholder:

I'm pleased to report to you that New Frontier Energy, Inc (NFEI) has established a number of significant building blocks for growth in the past several months and today your company is poised to reap the benefits of that foundation.

When our management team took over operational control of the company in May 2004, our goal was to make the Slater Dome Prospect generate cash flow from its seven existing non-producing wells while proving additional reserves. I'm pleased to state that we are well on our way to accomplishing this goal.

The Slater Dome Prospect and Coal Bank Draw Prospect consist of approximately 34,000 continuous gross acres of oil and gas leases operated by an independent third party. NFEI owns a 30% working interest in the prospect with net revenue interests ranging between 22% and 26%. The Slater Dome Field is located geographically on the southern end of the "Atlantic Rim" portion of the Greater Green River Basin where there are a number of successful coal bed methane projects currently being operated by Double Eagle Petroleum Co., Anadarko Petroleum Corp., Warren Petroleum and others.

In order to accomplish our goals, NFEI successfully raised $ 3,217,500 in an offering of Series A Convertible Preferred Stock and $2,760,000 in an offering of convertible debentures. The first step we took to achieve our goal was to ensure that Slater Dome Gathering, LLLP initiated and completed the construction of an eighteen-mile gas gathering line from the Slater Dome Field to the Questar transportation hub just south of Baggs, Wyoming. The gathering line was constructed in the winter of 2005 and NFEI began selling gas on June 3, 2005. Currently, NFEI owns a majority of the limited partnership interests in Slater Dome Gathering, LLLP. Our interest in the gathering line was an important strategic acquisition because there are no east-west gathering lines in the area. We believe that the value of this asset will continue to increase as we expand the gathering system to hook up future productive wells. The second phase of our program was to define the gas fairway and commence our pilot-drilling program. Accordingly, NFEI and the other working interest owners drilled four additional wells. To date we are pleased with the results from this drilling program.

Currently, eight of our 11 coal bed methane wells are producing and hooked into Slater Dome Gathering, LLLP's gathering line. NFEI intends to have one additional well connected to the gathering line this month while another well is awaiting installation of a connection line to the gathering line. NFEI anticipates increasing gas volumes from our wells as the dewatering process continues. As is common with many coal bed methane fields, a period of dewatering the coal beds is generally required and is associated with steadily increasing gas production. Gross production from our wells at the Slater Dome Field has increased from an initial average daily production rate of 254 MCF ("thousand cubic feet") per day in June 2005 to 542 MCF per day in January 2006 and 750 MCF per day through the first week of February 2006. Additionally, approximately 175 MCF per day that is currently being used in operations will be available for sale when the producing wells are electrified. We expect to have electricity brought in to the field by the end of February 2006. Since the inception of production operations we have received between $5.39 and $9.51 per MCF for gas sales from the Slater Dome Field. While encouraged by the present levels of methane gas production, additional dewatering and production history will be required before the full commercial and reserve potential of these wells is known. Because of our enthusiasm for this area, NFEI has been acquiring additional acreage in the Slater Dome Prospect area as well as additional acreage near the gathering line. We intend to continue our acreage acquisition program for this area throughout 2006.

Gas production from the Slater Dome Field originates from three of five potential coal bed methane seams with the majority of the production coming from the basal Iles coals (6 wells). Additionally, one well produces from the upper Iles coal and one well produces from the basal Williams fork coal section. As a result, NFEI believes that the development potential ranges between 100-150 wells in the prospect area from the basal Iles coal section alone. Further, since we are producing and have tested the Upper Iles coal section and the Williams Fork coal sections; NFEI believes that these two coal seams could warrant an additional 100 wells in the prospect area.

No estimate can be made at this time as to proven oil and natural gas reserves nor can the preliminary results of the development efforts be considered commercial, or proven conclusively, until gas has been produced into a pipeline for at least six months to one year. We intend to quantify the results of the Company's past efforts with reserve reports by the end of the first productive year.

As you can see, NFEI is on its way to achieving its initial goal to convert a noncommercial prospect with shut-in wells to a producing oil and gas property. We intend to build upon this success by drilling additional wells during the summer of 2006 to enhance our economy of operations. Additionally, to assist us in conveying our story and its potential to new investors and our shareholders, NFEI has retained the public relations/investor relations firm of Martin E. Janis & Company, Inc., of Chicago.

In conclusion, I believe we are well positioned to take advantage of the current increased demand for natural gas and look forward to a very promising and exciting future. If you would like to be kept apprised of our activities, please send us an e-mail to investorinfo@nfeinc.com or log onto our website: www.nfeinc.com and sign up to receive our news.

Thank you for your continued support. All of us at New Frontier Energy, Inc. are excited at the prospects that are ahead.

Sincerely,


/s/ Paul Laird
--------------
Paul Laird
President and CEO



Forward-looking Statements

The statements contained in this shareholders letter which are not historical fact are forward looking statements that involve certain risks and uncertainties including, but not limited to, the volatility of oil and gas prices, NFEI's drilling results, the availability of capital resources, operating hazards and uninsured risks, competition, government regulation, the ability of NFEI to implement its business strategy, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, and other risk factors described from time to time in NFEI's periodic reports filed with the Securities and Exchange Commission. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.